Capital Appreciation (Mid Cap) Portfolio
Rule 10f-3 Transactions

Trade Date		11/18/1999
Broker		Morgan Stanley
Issuer		Agilent (A)
Shares Purchased	200
% of Offering	0.00048%
Spread or Commission
Per Share 		$0.7900
Price Per Share 	$30.00
Total 		$6,000


Trade Date		11/10/1999
Broker		Goldman Sachs & Co.
Issuer		Reader's Digest (RDA)
Shares Purchased	1,300
% of Offering	0.0130%
Spread or Commission
Per Share 		$0.76
Price Per Share 	$28.00
Total 		$36,400


Trade Date		2/24/2000
Broker		CS First Boston
Issuer		Intersil Holding Corporation (ISIL)
Shares Purchased	2,600
% of Offering	0.010%
Spread or Commission
Per Share 		$1.5625
Price Per Share 	$25.00
Total 		$65,000


Trade Date		3/1/2000
Broker		Goldman Sachs & Co.
Issuer		Palm Inc. (PALM)
Shares Purchased	1,200
% of Offering	0.004%
Spread or Commission
Per Share 		$1.995
Price Per Share 	$38.00
Total 		$45,600